Exhibit 10(v)

                        PET RESIN SUPPLY AGREEMENT


THIS PET RESIN SUPPLY AGREEMENT ("Agreement") is made this 28th day of December 1995 by and among AKZO NOBEL FIBERS B.V., a company with limited liability incorporated under the laws of The Netherlands and having its registered office at Velperweg 76, 6824 BM Arnhem ("Supplier"), and WELLMAN B.V., a company with limited liability incorporated under the laws of The Netherlands and having its seat (statutaire zetel) at Emmen ("Wellman").

WHEREAS, Wellman has agreed to purchase a portion of the assets and business of Supplier pursuant to and as described in the Agreement for the Sale and Purchase of a Business among Wellman B.V. and Supplier dated 22 December 1995 (the "Asset Purchase Agreement");

WHEREAS, the assets so purchased by Wellman from Supplier include all of the continuous polymerization and continuous post condensation assets at Akzo's Emmen facility, which plant produces PET Resin;

WHEREAS, Wellman and Supplier have agreed that Wellman shall purchase certain quantities of PET Resin manufactured at Akzo's locations at Emmen and Oberbruch and Supplier is willing to sell such PET Resin to Wellman on the terms and conditions set forth in this Agreement; and

WHEREAS, this Agreement is being executed and delivered at Completion pursuant to the obligations of the parties under the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Asset Purchase Agreement and with the intention of being legally bound, Wellman and Supplier hereby agree as follows:

Article 1. Definitions

1.1 Unless otherwise stated in this Agreement, the following terms shall have the following meanings, the following definitions to be equally applicable to both the singular and plural forms of any of the terms herein defined:

     "Additives": all substances other than Raw Materials used by Supplier to produce Product on its batch polymerization units.

     "Asset Purchase Agreement": as defined in the recitals of this Agreement.

     "Average Exchange Rate": the weighted arithmetic average of the daily closing mid-point exchange rates between NLG and each Raw Material Currency as published by the London Financial Times.

     "Base Polymer": as defined in Article 2.7 hereof.

     "Capital and Expense Estimate": as defined in Article 2.3 (C) hereof.

     "DDP" (Delivery Duty Paid): has the meaning given to it in INCOTERMS
(1990).

     "Delivery Schedule": as defined in Article 2.4 hereof.

     "DMT": dimethyl terephthalate.

     "EG": ethylene glycol.

     "Energy Costs": the energy costs incurred by Supplier in the manufacture of a Product, calculated pursuant to Article 2.6.

     "Energy Rate Movement": the increase or decrease (stated as a percentage) of the "P" value for the calculation of natural gas prices as published by the Dutch Gas Board (N.V. Nederlandse Gasunie), using the "P" value as at 31 December 1994 as the base value.

     "Fixed Charge": as defined in Article 2.5 hereof.

     "Fixed Costs": the fixed costs incurred by Supplier in the manufacture of a Product, calculated pursuant to Article 2.6.

     "Fixed Quote": as defined in Article 2.3 (C).

     "General Rate Movement": the increase or decrease (stated as a percentage) in general retail prices in The Netherlands as reflected in the index figures for all households (consumentenprijsindex - alle huishoudens) published by the Netherlands' Central Office of Statistics (Centraal Bureau voor de Statistiek), using such index figure as at 31 December 1994 as the base figure.

     "Labor Costs": the labor costs incurred by Supplier in the manufacture of a Product, calculated pursuant to Article 2.6.

     "Labor Rate Movement": the average increase or decrease (stated as a percentage) in hourly wages for the chemical industry in The Netherlands as reflected in the index figures therefor (indexcijfers van de regelingslonen van volwassen werknemers; jaargemiddelde voor de lonen per uur voor de chemische industrie) published by the Netherlands' Central Office of Statistics (Centraal Bureau voor de Statistiek), using such index figure as at 31 December 1994 as the base figure.

     "Monthly Quantity": in respect of an order in a Delivery Schedule for any calendar month, such total quantity of Product which results from dividing by three hundred and sixty-five (365) and then multiplying by the number of days in such month the total quantity of Product that must be sold and purchased pursuant to Article 2.1 for the Year in which such month falls.
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
     "NLG": Dutch Guilders.

     "Other Costs": all costs incurred by Supplier in the manufacture of a Product, other than the Energy Costs, Fixed Costs and Labor Costs of such Product, calculated pursuant to Article 2.6.

     "PET Resin": polyethylene terephthalate resin for packaging resin purposes, including C-PET resin and A-PET resin.

     "Product": PET Resin of a type and conforming to a product specification and the associated process control limits set forth in the attached Exhibit PS 1 (and such exhibit as it may be amended in accordance with this Agreement).

     "Product Change": as defined in Article 2.3 (B) hereof.

     "Product Change Estimate": as defined in Article 2.3 (C) hereof.

     "Product Change Notification": as defined in Article 2.3 (B) hereof.

     "Product Change Response": as defined in Article 2.3 (C) hereof.

     "Q Grade Product": a Product the manufacture of which involves the use of a crystalliser.

     "Raw Material": EG, DMT and paraxylene or any of them.

     "Raw Material Charge": as defined in Article 2.5 hereof.

     "Raw Material Currency": each currency in which any supplier of Raw Materials or Additives to Supplier invoices Supplier.

     "Relevant Month": the month during which Product is delivered to Wellman pursuant to Article 5 hereof.

     "RM Notification": as defined in Article 3.1 hereof.

     "Specialty Grade Product": a Product of the grade AO6-700, A06-300 or AX4-706, as listed in Exhibit PS 1, or of such other type as shall apply pursuant to Article 2.3.

     "Supplier": as defined in the opening paragraph of this Agreement.

     "Ton": a metric ton of one thousand kilograms (1,000 kg).

     "Wellman": as defined in the opening paragraph of this Agreement.

     "Year": a calendar year.

1.2 Capitalized terms used herein without definition shall have the meanings assigned to them in the Asset Purchase Agreement.

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
Article 2  Availability of Product and Purchase and Sale of Same

2.1 Subject to the other terms of this Agreement, Supplier agrees to manufacture at its facilities at Oberbruch, Germany and/or Emmen, The Netherlands and to sell to Wellman, and Wellman agrees to purchase from Supplier, for delivery in each of the Years specified below, the quantities of Product specified in relation thereto:

          1996           37,000 Tons
          1997           31,000 Tons
          1998           21,000 Tons
          1999           11,000 Tons
          2000            1,000 Tons

   To determine whether the above quantities have been delivered during the relevant Year, only quantities delivered during that Year pursuant to this Article 2, and excluding quantities delivered pursuant to Article 4, shall be taken into account.

   Supplier may at any time change the place of production of a specific Product type, provided that Supplier gives at least 30 days' written notice of such change to Wellman.

2.2 Wellman shall in each Delivery Schedule elect the type or types of Product it wishes to purchase which shall be from among the types specified in Exhibit PS 1 or such other types as shall apply pursuant to
Article 2.3 hereof, and Supplier shall sell Product to Wellman in accordance with such election, provided that the quantities described in
Article 2.1 in respect of each of the Years 1996, 1997, 1998, and 1999 shall not include less than 1,000 Tons nor more than 6,000 Tons of Specialty Grade Product. If the crystalliser for any Q Grade Product ordered by Wellman does not work Supplier may supply Wellman with such Product without the benefit of a crystalliser, provided Supplier shall promptly inform Wellman thereof and keep such Product in separate batches with separate lot numbers and provided further that the non-crystallised Product is acceptable to Wellman's customer therefor and that Wellman may consequently adjust the volumes of individual types of Product ordered in the relevant Delivery Schedule; if all of the foregoing is satisfied, no adjustment to the price to be paid by Wellman for any such non-crystallised Product shall be made.

2.3 (A) Supplier and Wellman acknowledge that those specifications of each Product and those process control limits for the Emmen and Oberbruch facilities set out in the attached Exhibit PS 1 are agreed but are incomplete. Exhibit PS 1 lists each item that remains to be agreed for each Product. The parties hereby agree to use their best efforts to agree the specifications and process control limits of all the incomplete items by 31 March 1996. Upon reaching such agreement the parties shall sign an amendment to the attached Exhibit PS 1 listing the complete specifications for each Product and listing (or cross-referencing other documents which


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
list) all the process control limits for the Emmen and Oberbruch facilities.

     (B) Wellman may from time to time by reasonable advance written notice to Supplier add further types and/or specifications of Product or change the types and/or specifications of Product, to any other type or specification of PET Resin, whereupon the other type or specification shall be included in the definition of "Product" herein. Each type or specification change so made by Wellman is hereinafter called a "Product Change". Each written notice of any Product Change (hereinafter referred to as a "Product Change Notification") shall contain a revised Product specification sheet in the same format as detailed in the attached Exhibit PS 1 (and such exhibit as it may be amended in accordance with this Agreement) and a general description of the new Product.

     (C) Supplier shall accept the Product Change described in the Product Change Notification unless Supplier can demonstrate that Supplier is unable to make such Product Change due to technical or other reasons which Supplier cannot overcome by taking reasonable measures. Within 45 (forty-five) days after receipt of the Product Change Notification, Supplier shall provide a written response to Wellman (a "Product Change Response") by either accepting the Product Change as described in the Product Change Notification subject to agreement on items (i) through (iv) below, or informing and demonstrating to Wellman that pursuant to the preceding sentence Supplier is not obliged to accept such Product Change.

     If pursuant to the preceding paragraph Supplier does not accept the Product Change, and if and to the extent such non-acceptance would lead to Wellman not being able to sell the Products specified in Exhibit PS 1 at commercial rates, Wellman may elect to reduce the annual quantities of Product specified in Article 2.1 which it is required to purchase and take delivery of by such quantities of Product which equal the quantities of Product in respect of which Supplier has not accepted such Product Change.

     If Supplier accepts the Product Change, then the Product Change Response shall include the following estimates (the "Product Change Estimates"):

        (i) Supplier's best estimate of the up-front capital costs and developmental expenses, together with minimum and maximum figures therefor, to be incurred by Supplier to make the Product Change (the "Capital and Expense Estimate");
        (ii) Supplier's best estimate of the Fixed Charge applicable to the new Product, which shall be based on the Fixed Charge of the most similar Product listed in the attached Exhibit PS 1 (and such exhibit as it may be amended in accordance with this Agreement) plus or minus Supplier's best estimate of the difference, if any, between Supplier's labor costs and overheads with respect to the new Product and Supplier's labor costs and overheads with respect to such most similar Product;
        (iii) Supplier's estimate of any increase or loss of throughput on Supplier's batch polymerization and post-condensation units resulting from the Product Change; and
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
        (iv) Supplier's best estimate of the time required before the Product Change can be accomplished, taking into account any possible time for any necessary construction of relevant tangible assets.

     Within 7 (seven) days after receipt of a Product Change Response, Wellman may elect to send a written notice to Supplier requiring Supplier to furnish Wellman within fourteen (14) days thereafter with a fixed quote for the up-front capital costs and developmental expenses to be incurred by Supplier to make the Product Change (a "Fixed Quote"). If Wellman makes such election the Fixed Quote shall replace the Capital and Expense Estimate. Within 14 (fourteen) days after receipt of the Product Change Response or (if applicable) the Fixed Quote, Wellman shall send a written notice to Supplier informing Supplier whether Wellman accepts the Product Change Estimates and (if applicable) the Fixed Quote. If Wellman accepts the Product Change Estimates and (if applicable) the Fixed Quote an amendment to Exhibit PS 1 shall be signed by both parties. If there is a Fixed Quote, Wellman shall reimburse Supplier for any up-front capital costs and expenses up to but not exceeding the Fixed Quote. If there is no Fixed Quote, the parties shall agree on a time frame for the project to be performed and on appropriate information reporting and estimating procedures; Wellman shall reimburse Supplier for all up-front capital costs and expenses agreed to pursuant to such procedures. All reimbursements shall be made within 30 days after the later of the date on which Supplier incurred such costs or expenses and the date of receipt by Wellman of Supplier's invoice therefor.

     Furthermore, in the event that a Product Change results in an increase or loss of throughput, the amount that Supplier is obligated to produce and make available to Wellman in any month or Year (as stated in Article 2.1), shall be either increased or decreased by the amount of the change of throughput as a result of the Product Change. Supplier shall begin to produce the new Product for Wellman no later than the sum of (i) Supplier's estimate of the time required to make the Product Change as detailed in the Product Change Response and (ii) 30 days.

     Following the implementation of a Product Change on the basis of a Product Change Estimate, Wellman shall have the right to have an internal or external auditor examine Supplier's pertinent records for the purpose of establishing the actual amounts of those costs incurred by Supplier which were the subject of the Product Change Estimates.

     In the event that Wellman informs Supplier that Wellman does not accept the Product Change Estimates or (if applicable) the Fixed Quote, then the parties agree that they will diligently consult in order to agree upon alternative appropriate estimates/quotations.

     (D) The parties agree that if after the date hereof different types and/or specifications of Product are required pursuant to any change in any law or regulation of the European Union or of any European country in which Wellman sells Product, such different types and/or specifications shall constitute a Product Change. If such Product Change is not

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
technically capable of being manufactured on Supplier's batch polymerization and post-condensation units then Wellman may terminate this Agreement with immediate effect.

     (E) The parties agree that Supplier shall have the right to cease manufacturing a Product after a Product Change if Supplier determines in good faith that as a result of the Product Change the Product or the only process to produce the Product on Supplier's production units infringes any third party patent or other proprietary rights. If such an event shall occur, Wellman shall provide Supplier a Product Change Notification within seven (7) days after the Supplier has informed Wellman in writing that it needs a Product Change. All terms and conditions detailed in this Article
2.3 for Product Change shall then apply.

2.4 On or before the 20th day of each calendar month during the term of this Agreement, and on the understanding that prior thereto Wellman will have taken into account (and if necessary consulted with Supplier regarding) Supplier's limited flexibility in its production of bulk Products and Specialty Grade Products, Wellman shall furnish Supplier with a written schedule setting forth (a) the firm delivery schedule of Wellman's weekly purchase requirements for Product under this Article 2 for the next calendar month, specifying the volume of each Product type required, the date of delivery and the manner of delivery in accordance with Article 5.1, and (b) its best estimates of its purchase requirements hereunder for the next two succeeding calendar months, specifying the volume of each Product type estimated to be required. Each such firm delivery schedule furnished to Supplier pursuant to this Article 2.4 is hereinafter referred to as a "Delivery Schedule" and will upon being so furnished be binding on both parties. Except with Supplier's concurrence or in the event of an impediment as referred to in Article 14.1 hereof, each Delivery Schedule shall order for the relevant calendar month the Monthly Quantity, provided that Wellman may in each Delivery Schedule order up to 5% more or less of the Monthly Quantity.

2.5 The price payable by Wellman to Supplier for Product delivered shall be the sum of the fixed charge with respect to such Product specified in
Article 2.6 (the "Fixed Charge") and the raw materials charge with respect to such Product specified in Article 2.7 (the "Raw Material Charge").

2.6 The Fixed Charge for each Product specified below shall be the total of the Fixed Costs, Labor Costs, Energy Costs and Other Costs of such Product. The Fixed Costs of each Product shall be, and shall remain throughout the term of this Agreement, the amount per Ton specified in relation thereto in the following table. The initial Labor Costs, Energy Costs, Other Costs and Fixed Charge of each Product shall be the amounts per Ton specified in relation thereto in the following table:







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

Product      Fixed      Labor       Energy       Other       Fixed
Type         Costs      Costs       Costs        Costs       Charge
             (NLG per   (NLG per    (NLG per     (NLG per    (NLG per
             Ton)       Ton)        Ton)         Ton)        Ton)

D04 300 (Q)   220       220           60           100        600
D02 300 (Q)   220       220           60           100        600
A06 700       580       400          100           120      1,200
A06 300 (Q)   240       240          .65           105        650
AX4 706       235       150          .45            70        500
M03 300 (Q)   See Article 2.10

     Labor Costs of each Product type shall be adjusted annually by 80% of the Labor Rate Movement for the preceding Year. Labor Costs shall be deemed to include labor costs incurred in packaging a Product to Wellman's order pursuant to Article 5.2 but only to the extent that, on an annual basis, the total quantity of all packaged Products sold hereunder does not exceed 25% of the total quantity of Products sold hereunder.

     Energy Costs and Other Costs of each Product type shall be adjusted annually by the same respective percentages as the Energy Rate Movement and the General Rate Movement for the preceding Year.

     Changes to the Fixed Charge shall only be made once yearly with effect from 1 January, to take into account increases and/or decreases in Labor Costs, Energy Costs and/or Other Costs in the preceding Year. Supplier shall give notice of its intention to change the Fixed Charge and, except in 1995, will provide Wellman with an estimate of the Fixed Charge for the next year no later than 1 November of the Year preceding the increase or decrease. No later than 1 March of such Year or within 5 days after the relevant index is published, Supplier will advise Wellman of the increase or decrease of the Fixed Charge determined in accordance with this Article. Any adjustment resulting from a difference between the estimated increase or decrease and the actual increase or decrease shall, if found by Wellman to be correct, be charged or credited as the case may be in the next following invoice.

2.7  The Raw Material Charge shall be in NLG and calculated as follows:

     a. the cost of Raw Material used by Supplier in the manufacture of Product which has not been post-condensated ("Base Polymer").

     The cost of Raw Material used by Supplier in the manufacture of Base Polymer shall be calculated and based on the average cost (excluding freight costs only where these are separately stated) per Ton paid or payable by Supplier for all Raw Material delivered to any of its European fiber operations during the Relevant Month, after taking into account all discounts, rebates, allowances or other price reductions. The total cost of Raw Materials used by Supplier in the manufacture of Base Polymer shall be calculated as set out in Exhibit PS 5.

     plus
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
     b. the cost of all Additives used by Supplier in the manufacture of Base Polymer.

     The cost of Additives used by Supplier in the manufacture of Base Polymer shall be calculated based on the average cost (excluding freight costs only when these are separately stated) paid or payable by Supplier for all additives delivered to Supplier at its sites in Emmen and/or Oberbruch during the Relevant Month, after taking into account all discounts, rebates, allowances or other price reductions. The total cost of Additives used by Supplier in the manufacture of Base Polymer shall be calculated as set out in Exhibit PS 5.

     plus

     c.   freight costs.

     Freight costs shall be the actual costs of freight, provided these are separately stated, for delivery of those Raw Materials and Additives used by Supplier in the manufacture of Base Polymer from the supplier thereof to the site where such Raw Materials and Additives are processed. The total costs of such freight shall be calculated as set out in Exhibit PS 5.

     less

     d. an amount to reflect the value of methanol recovered in the process of manufacturing Base Polymer.

     The value of methanol shall be calculated on the basis of the average actual price received by Supplier for sales of methanol by Supplier during the Relevant Month. The total value of such methanol shall be calculated as set out in Exhibit PS 5.

     plus

     e. for Product A06 700 only, the additional cost of Raw Materials which are necessary in the compounding process.

     Such additional costs shall be calculated and based on the average cost (excluding freight costs only where these are separately stated) per Ton paid or payable by Supplier for all such Raw Materials delivered to any of its European fiber operations during the Relevant Month, after taking into account all discounts, rebates, allowances or other price reductions.

     The cost of Raw Material used by Supplier in the process of post-condensation of the Product includes 3% off-specification material. If the wastage factor in the post-condensation process exceeds 3% in any Relevant Month, then the kilograms of Base Polymer used for the calculation of the Base Polymer Raw Material cost shall be adjusted to 97% of the Base Polymer produced.

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
     In calculating the various costs and prices referred to in a. through
e. above, the exchange rates between NLG and each Raw Material Currency applied by Supplier for its internal accounting purposes during the Relevant Month will be used, provided that if Wellman can demonstrate that the total amount of such costs and prices is more than 2% greater than the amount thereof would have been had the Average Exchange Rate during such month been used, such Average Exchange Rate shall be used in respect thereof instead.

2.8 Supplier will invoice Wellman on or about the tenth day of each calender month for:

     a. as an advance payment, 1/12 (one twelfth) of the Fixed Charge for the annual quantity of Product type D04 300 (Q) specified in Article
2.1 times 95%; plus

     b. the Raw Material Charge for the actual quantities of each type of Product delivered during the preceding month; plus

     c. the Fixed Charge for the actual quantities of each type of Product delivered during the preceding month in excess of the advance payments under a; plus

     d. any costs of packaging of Products which are for Wellman's account pursuant to Article 5.2.

     Wellman will pay each invoice which is in accordance with this Agreement by the end of the month in which such invoice is received.

2.9 All waste generated in the process of post-condensation, including material not conforming to a specification set forth in the attached Exhibit PS 1 (and such exhibit as it may be amended in accordance with this Agreement), produced by Supplier in the manufacturing of Product hereunder up to the 3% limitation set out in Article 2.7 shall be owned by Wellman and shall be delivered by Supplier to Wellman at such place as Wellman may direct no later than 30 days after its date of manufacture, Wellman reimbursing Supplier for all freight costs and all costs of packaging material incurred in connection therewith.

     Supplier shall offer (a) any waste generated in the process of post-condensation including such off-specification material in excess of the said 3% limitation and (b) any waste generated in the process of polymerization to Wellman for purchase at the Raw Material Charge in respect of such waste calculated in accordance with Article 2.7; such waste including such off-specification material shall be delivered to Wellman at such place as Wellman shall direct no later than 30 days after its date of manufacture, Wellman reimbursing Supplier for all freight costs and all costs of packaging material incurred in connection therewith.


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
2.10 Upon Wellman's request, Supplier shall, if possible, deliver the Product type MO3 300 (Q). It is understood by Wellman that the delivery of this Product type may result in a reduction of through-put and/or require a change in mix, thereby reducing the amount that Supplier is obligated to produce and make available to Wellman in any month or Year, as stated in
Article 2.1.

     The Fixed Charge for Product type MO3 300(Q) will be based on the cost of Product type DO4 300 (Q) plus any additional expenses incurred. For greater certainty, Wellman understands that the Fixed Charge for MO3 300(Q) may be greater than the Fixed Charge for DO4 300(Q).

Article 3  Special Provisions relating to Raw Material and Additives

3.1 If at any time Wellman wishes to purchase and supply Supplier with any EG and/or Additives to be used by Supplier in the manufacture of Product, then Wellman shall have the right to notify Supplier in writing (the "RM Notification") of its election to supply Supplier, for the period (not less than one year), in the quantities and on the other terms specified, EG and/or Additives to be used by Supplier in the manufacture of Product to be delivered pursuant to Article 2 hereof, all without cost to Supplier. Within sixty (60) days of receipt of the RM Notification, Supplier shall notify Wellman of Supplier's election to either (i) accept such RM Notification, in which event Wellman shall be obligated to supply EG and/or Additives to Supplier in the quantities, for the period and on the other terms specified in such RM Notification or (ii) reject such RM Notification, in which event Supplier shall charge to Wellman as cost of EG and/or Additives the same cost as if Supplier had acquired EG and/or Additives from Wellman for the period, in the quantities and on the other terms set forth in such RM Notification. If Wellman so supplies EG and/or Additives to Supplier, then the Raw Material Charge shall not include a charge for the EG and/or Additives supplied by Wellman nor for associated freight costs.

3.2 Wellman represents and agrees that all EG and Additives supplied by it to Supplier under this Article 3 will meet the specifications as contained in Exhibit PS 2 hereto. Supplier will inspect any such EG and/or Additives upon receipt and will advise Wellman if the quantity or quality of the EG and/or Additives supplied does not conform to the RM
Notification.

Article 4.  Additional Quantities

4.1 During the Years 1997 and 1998, Supplier shall use its best efforts to manufacture at its facilities and sell to Wellman quantities of Product additional to those set out in Article 2.1 above.

4.2 Supplier shall notify Wellman at least sixty (60) days prior to the beginning of each calendar quarter whether or not it will be able to manufacture and sell to Wellman any additional quantities during the calendar quarter. At least thirty (30) days after receipt of Supplier's

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
notification, Wellman will notify Supplier if and to what extent it will purchase such of the additional quantities so offered.

4.3 The price payable by Wellman for additional quantities of Product is to be negotiated between the parties from time to time.

4.4 Supplier's obligation under Article 4.1 shall be limited to offering Wellman the right to purchase 4,000 additional Tons of Product (in the Year 1997) and 14,000 Tons of Product (in the Year 1998), but only if and to the extent that Supplier has first satisfied those of its contractual obligations existing at the date hereof and demand for products from within the Akzo Nobel group of companies. If and to the extent that Wellman does not purchase any additional Tons of Product so offered, Supplier shall be free to offer and sell the same to whomever it chooses.

Article 5.  Delivery of Product

5.1 Product purchased by Wellman hereunder will, as Wellman may elect in a Delivery Schedule,:

     (i) be delivered and loaded by Supplier at the Emmen site onto a vehicle designated by Wellman or pneumatically transferred by Supplier to such a vehicle; or
     (ii) packed in big bags and/or octabins and delivered for storage to a warehouse at the Emmen site designated by Wellman.

5.2 Supplier shall load or pack Product in accordance with applicable regulations and as reasonably instructed by Wellman. The costs of packaging of Products shall only be for Wellman's account if such packaging was ordered by Wellman, in which case such costs shall be invoiced to Wellman separately, save with respect to certain labor costs incurred in packaging as provided in Article 2.6. Prior to loading or packing Product, Supplier will arrange for testing and analysis as required by Exhibit PS 3.

5.3 Title and risk to a Product shall pass to Wellman upon delivery pursuant to Article 5.1.

5.4 In the event that Wellman indicates in a Delivery Schedule that it will fail to take delivery of at least 95% of the Monthly Quantity, then, save for in the circumstances provided for in Article 14, Wellman shall pay Supplier the Fixed Charge in respect of those quantities of Product not taken for delivery which are less than 95% of the Monthly Quantity plus any actual costs incurred by Supplier if in excess of such amount.

5.5 In the event that Wellman fails to take delivery of at least 95% of the Monthly Quantity and Wellman did not indicate in the relevant Delivery Schedule that it would so fail, then, save for in the circumstances provided for in Article 14, Wellman shall pay Supplier the Fixed Charge and the Raw Material Charge in respect of those quantities of Product not taken for delivery which are less than 95% of the Monthly Quantity plus any actual costs incurred by Supplier if in excess of such amount.
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
5.6 For the avoidance of doubt, Wellman shall have no liability in respect of its obligations under Article 2.1 provided that in each Year specified in such Article Wellman orders and is willing to take delivery of at least 95% of the quantity of Product specified in such Article for such Year.

Article 6.  Weights and Claims

6.1 Claims on account of quantity, quality, loss or destruction of Product shall be made in writing within 30 days after delivery or, in the case of a hidden defect, within 30 days after discovery of the defect but no later than 6 months after delivery. All such claims shall be reasonably supported by relevant findings. Variations in quantity of Product delivered in vehicles or bags of 1% or less from the quantity specified by Supplier, will not give Wellman the right to reject the delivery or to claim damages. Supplier agrees to send Wellman a well-reasoned written response to any claim hereunder within 30 days after receipt of such claim.

6.2 In the event that any Product delivered hereunder does not conform to the specifications and process control limits for such Product listed in the attached Exhibit PS 1 (and such exhibit as it may be amended in accordance with this Agreement), Supplier shall:

     (a) at Wellman's option, either (i) replace the Product, if replacement is requested or claimed by Wellman's customer for such Product, and pay any freight charges incurred in relation to the defective Product (if returned, in which case Wellman shall return it to Supplier) and the replacement Product, or (ii) refund to Wellman such part of the price of such Product already paid by Wellman plus the cost of any freight charges incurred by Wellman in relation to the defective Product; and

     (b) pay to Wellman 50% of the compensation, excluding compensation for management time or loss of profits, paid by Wellman to Wellman's customer in relation to the defective Product, which amount in aggregate in relation to all defective Products over the five year term of this Agreement shall not exceed NLG 2,000,000.

     (c) The parties agree that if any of Wellman's customers makes any claim for defective Product delivered by Supplier to Wellman between 1 January 1996 and 31 March 1996, then Supplier shall be liable pursuant to
Article 6.2 towards Wellman in respect of all such claims as if such finalised Exhibit PS 1 had been so finalised on the date hereof.

Article 7.  Warranties; Product Identity

7.1 Supplier warrants that any Product delivered by Supplier (a) shall conform to the applicable specifications and process control limits contained in the attached Exhibit PS 1 (and such exhibit as it may be amended in accordance with this Agreement), and (b) has been handled and put-up in accordance with good industry practice.

7.2 Supplier will not make any change to its standard operating conditions as attached hereto in Exhibit PS 4 except with Wellman's prior written approval and will promptly advise Wellman of any accident or other event which may result in the standard operation conditions not being maintained.

7.3 Wellman shall be entitled to use Wellman's trademark or tradename in connection with the Product and to require Supplier to mark any packaging of Products with such trademark or tradename. If the costs incurred by Supplier in so marking such packaging exceed NLG 1,000 in any one month Wellman shall reimburse the difference to Supplier.

7.4 Supplier represents and warrants that the Products do not infringe the rights including valid patent and other intellectual property rights of Supplier or any third party.

7.5 Supplier shall indemnify and hold harmless Wellman from and against any and all damages, losses, liabilities, costs and expenses including but not limited to legal fees whether or not awarded by a court as judicial costs (gerechtelijke kosten) resulting directly or indirectly from any claim by a third party that the Products infringe the rights of such third party. Wellman shall promptly notify Supplier of any such claim being made against Wellman and Supplier agrees at Supplier's expense to defend or settle any such claim.

Article 8.  Reports and Audits

8.1 Wellman shall have the right, on not less than 30 days written notice to Supplier, to have an external or internal auditor examine Supplier's pertinent records for the preceding Year for the purpose of examining the accuracy of the records, the accounting methodology (including consistency of application) and the calculations used by Supplier in determining the amount of any charges previously invoiced to Wellman. The examination shall be conducted during normal business hours at times convenient to Supplier. The results of any such examination shall be notified to Supplier. If on the basis of such examination Wellman determines that an adjustment is required and Supplier agrees the amount thereof, payment of such amount shall be made within 15 days after notice of such determination is given together with interest at a rate per annum equal to the interest rate applied by the Netherlands Central Bank from time to time for advances to commercial banks ("voorschotrente") as published in Het Financieele Dagblad plus 1.5 percent calculated in respect of each adjustment from the date on which the invoice subject to adjustment was due until the date on which the adjustment is paid.

     If Supplier does not accept the adjustment determined by Wellman, the adjustment shall be determined by an independent accounting firm appointed jointly by the parties or, failing agreement between the parties, appointed by the Chairman for the time being of the Netherlands Institute of Registered Accountants (NIVRA).

8.2 Supplier shall during normal working hours and following reasonable advance notice permit personnel of Wellman and of Wellman's customers to enter Supplier's facilities accompanied by a representative of Supplier.

Article 9.  Price Reduction

9.1 If, for any reason other than by reason of an impediment as referred to in Article 14.1, Supplier fails to deliver to Wellman in any calendar month during the term of this Agreement at least 95% of the Monthly Quantity, then without prejudice to Wellman's other rights the total price of the Products delivered to Wellman during such month shall be reduced by an amount equal to the product of (i) the number of kilograms of Product set forth in the applicable Delivery Schedule for the month minus the number of kilograms of Product delivered in conformity with such Delivery Schedule during such month and (ii) NLG 1.

9.2 Any reduction due pursuant to this Article shall be credited against the next following invoice or if not so credited within 30 (thirty) days shall be paid by Supplier to Wellman forthwith.

9.3 If Supplier fails to deliver to Wellman any quantity of Product required by Wellman set forth in the applicable Delivery Schedule, Wellman's obligation to take delivery of the quantity not delivered shall terminate unless Supplier and Wellman shall have agreed that the quantity or part thereof shall be delivered at a later date.

Article 10.  Term and Termination

10.1 The term of this Agreement shall commence on 1 January 1996 and, unless sooner terminated as herein provided, shall continue until 31 December 2000.

10.2 This Agreement may be terminated in the event that either party materially breaches the terms of this Agreement. In such event, the non-efaulting party may without prejudice to its other rights give to the defaulting party not less than thirty (30) days written notice of its intention to terminate the Agreement by a termination date specified in the notice and describing the breach, and if the breach is capable of remedy, requiring the other party to remedy its breach before the specified termination date. On the specified termination date, this Agreement shall terminate without a further notice or default notice (ingebrekestelling) being required, unless the defaulting party shall before such date have remedied all of the breaches described in the notice.

10.3 Without prejudice to the right of Wellman to terminate this Agreement pursuant to Article 10.2, if, for any reason other than by reason of an impediment as referred to in Article 14.1, Supplier fails to deliver to Wellman for a period of three consecutive calendar months at least 95% of the Monthly Quantity, Supplier shall be in default without any default notice (ingebrekestelling) being required and Wellman shall be entitled without prejudice to its other rights to terminate this Agreement with immediate effect. In the event this Agreement is terminated pursuant to this Article 10.3, Supplier shall pay Wellman, in full and final settlement, within 15 days of the date of termination, the product of (i) the number of kilograms of Product which Supplier failed to deliver during he three month period preceding the termination date plus the number of kilograms of Product which Supplier would otherwise have been obliged to deliver under Article 2.1 from the date of termination through 31 December 2000 and (ii) 1 NLG. Upon termination, price reductions imposed on Supplier for failure to deliver the Product during such periods under
Article 9.1 shall not apply.

10.4 Without prejudice to the right of Supplier to terminate this Agreement pursuant to Article 10.2, if, for any reason other than by reason of an impediment as referred to in Article 14.1, Wellman fails for a period of three consecutive calendar months to take delivery from Supplier of at least 95% of the quantities of Product requested by Wellman for such three-month period pursuant to Article 2.4, Wellman shall be in default without any default notice being required and Supplier shall be entitled without prejudice to its other rights to terminate this Agreement with immediate effect. In the event this Agreement is terminated pursuant to this Article 10.4, then Wellman shall pay Supplier, in full and final settlement, within 15 days of the date of termination, the product of (i)
 the number of Tons of Product which Wellman failed to take delivery of from Supplier during the three month period preceding the termination date plus the number of Tons of Product which Wellman would otherwise have been obliged to take delivery of under Article 2.1 from the date of termination through 31 December 2000 and (ii) NLG 600. Upon termination, penalties imposed on Wellman for failure to take delivery of Product during such periods under Articles 5.4 and 5.5 shall not apply.

10.5 Each party may without prejudice to its other rights terminate this Agreement with immediate effect in the event the other party is declared bankrupt or applies for suspension of payment (surseance van betaling).

Article 11.  Extension

During the year 2000 and beyond, Supplier will use its best efforts to make available 5,000 Tons per Year of C-PET and A-PET Specialty Grade Product to Wellman on terms to be agreed.

Article 12.  Taxes

Wellman shall assume liability for and pay, and shall indemnify and hold harmless Supplier from, all value added taxes or other turnover taxes and customs and excise duties imposed by any governmental authority in respect of the sale of Product hereunder. Wellman shall be entitled to the benefit of any tax credits or refunds attributable to all taxes and duties for which Wellman has assumed liability hereunder.

Article 13.  Confidential Information

Each party agrees to treat as confidential information all specifications, formulae, quality control standards, process conditions, and other types of proprietary information or data provided by or received or learnt from the other party in connection with the Product or developed therefrom. This obligation of confidentiality shall not apply to any such information or data which is or becomes during the term of this Agreement through no fault of either party generally available to the public, which is revealed to the receiving party by a third party not under an obligation of secrecy to the disclosing party in respect of such information or data, or which the receiving party can show, by its written records, it possessed prior to receipt from the disclosing party. All such confidential information is considered to be the disclosing party's proprietary information, and as such, is to be used by the receiving party solely and exclusively in connection with the performance of this Agreement. Such confidential information is not to be disclosed to any person or persons other than employees of the receiving party who have need for access thereto in connection with this Agreement or the transactions herein contemplated, and is to be returned to the disclosing party upon request or when the receiving party's need therefore in connection with this Agreement terminates. Each party's obligations under this Agreement to maintain the confidentiality of and not to disclose or utilize the other party's confidential information shall continue for a period of ten years after the date of termination of this Agreement.

Article 14.  Force Majeur (Overmacht)

14.1 A non-performing party is not liable for a failure to perform any of its obligations hereunder if the failure was caused by an impediment beyond its control which was not attributable to it, and which the non-erforming party could not reasonably be expected to have taken into account at the time of concluding this Agreement or to have avoided or overcome and the consequences of which the non-performing party could not have avoided or overcome by alternative measures at reasonable cost.

14.2 The relief provided by this Article shall only have effect for the period during which the impediment exists.

14.3 The party which fails to perform, as soon as it becomes aware of the impediment in question, must give immediate notice thereof to the other party, detailing the impediment and its effects on its ability to perform.

14.4 Supplier shall not be authorised to suspend deliveries of Product hereunder in connection with normal maintenance, repair or replacement of its facilities and normal maintenance, repair or replacement of Supplier's facilities shall not constitute an impediment as referred to in Article
14.1 unless explicitly agreed upon and taken into account in the applicable Delivery Schedule.

14.5 A shortage of Raw Material shall only constitute an impediment as referred to in Article 14.1 if Supplier has allocated for the manufacture of Product hereunder an amount of Raw Material in at least the same proportion as the total quantity of Product required to be delivered hereunder bears to the total of products manufactured from Raw Material by Supplier for all of its European fiber operations, and only to the extent that such amount is insufficient to deliver the quantities of Product required by Wellman and provided the other requirements set out in Article
14.1 are met.

14.6 If because of an impediment as referred to in Article 14.1, Supplier's ability to manufacture polyester resin on its batch polymer units shall be limited to less than current capacity, Supplier will apportion its available production capacity, taking into account technical limitations, on a pro rata basis amongst its customers, including Wellman, taking into account the quantities purchased annually by each customer.

14.7 If because of an impediment as referred to in Article 14.1 at its Emmen site, Supplier is unable to deliver any quantities of post-condensated Product, Supplier shall deliver to Wellman, upon Wellman's request, the same quantities of amorphous Product DDP to Wellman's plant in Emmen from Supplier's Oberbruch or Emmen site at the price set out herein less an amount to reflect the cost of post-condensation at the Emmen site, which shall be such proportion of the Fixed Charge as equals the proportion which the cost of post-condensation at the Emmen site bears to the combined cost of polymerization at the Oberbruch and Emmen sites and of post-condensation at the Emmen site.

14.8 Supplier's obligation to sell and Wellman's obligation to purchase the quantities of Product as set out in Article 2.1 shall be reduced by any quantity which Wellman is prevented from using or of which any of Wellman's customers is unable to take delivery by reason of an impediment as referred to in Article 14.1.

14.9 If for a period of three consecutive calendar months, Wellman fails to take delivery from Supplier of, or Supplier fails to deliver to Wellman, at least 95% of the quantities of Product as set forth in the applicable Delivery Schedules, and such failure is caused by an impediment as referred to in Article 14.1, then either party may by written notice to the other terminate this Agreement with immediate effect.

14.10 In the event of a reduction in market demand for packaging resin products of at least 20% over at least a 3 month period compared to the average market demand therefor in the preceding 12 months, Wellman may by written notice to Supplier elect that Wellman's obligation to purchase the quantities of Product set out in Article 2.1 be reduced by the same percentage, provided that with such notice Wellman furnishes Supplier with convincing evidence of such reduction in market demand.

14.11 For greater certainty, the parties confirm that if as a result of an impediment under this Article 14 either Supplier is relieved from its obligation to deliver and does not deliver, or Wellman is relieved from its obligation to take delivery of and does not take delivery of, any Product, Wellman shall have no obligation to pay Supplier either the Fixed Charge, the Raw Materials Charge or any other amount in respect of such Product.

Article 15.  General

15.1 This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns, provided that none of the parties hereto may transfer any of its rights or obligations pursuant hereto, without the prior written consent of the other party.

15.2 The applicability of any other conditions, including any sales conditions of Supplier and any purchase conditions of Wellman, is hereby expressly excluded.

15.3 This Agreement shall be governed by and construed in accordance with the laws of The Netherlands. Save as expressly provided otherwise in this Agreement, any conflict arising out of or in connection with this Agreement shall be submitted to the District Court
(Arrondissementsrechtbank) of Amsterdam, subject to appeal and appeal in the second instance (cassatie).

15.4 This Agreement is not intended to create, nor shall it be construed to create, any partnership, joint venture, association or any other relationship by which a party is liable for the obligations, acts or omissions of the other party.

15.5 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.6 Any notice, demand or other communication required to be given or made under this Agreement shall be in writing and be deemed duly given or made if delivered or sent by prepaid registered mail with return receipt requested or by telefax to the following addresses, and, except in the case of routine communications such as Delivery Schedules, copied to the following additional addresses:

If to Supplier:              Akzo Nobel Fibers B.V.
                             Eerste Bokslootweg 17
                             P.O. Box 2008
                             7801 CA Emmen
                             Attention: Mr G. Wegenaar
                             Faxnumber: 00-31-591-62939

with a copy to:              Akzo Nobel Fibers B.V.
                             Velperweg 76
                             P.O. Box 9300
                             6800 SB Arnhem
                             Attention: Legal Department
                             faxnumber: 00-31-26-3663240

If to Wellman:               Wellman B.V.
                             Eerste Bokslootweg 17
                             P.O. Box 2008
                             7801 CA Emmen
                             Attention: Plant Manager
                             faxnumber: 00-31-591-692960

with a copy to:              Wellman, Inc.
                             1040 Broad Street Suite 302
                             Shrewsbury, New Jersey 07702
                             United States of America
                             Attention: Chief Financial Officer
                             faxnumber: 00-1-908-935 7338
                             and Vice President of the
                             Packaging Products Group
                             faxnumber: 00-1-908-542 9344

with a further copy to:      Clifford Chance
                             Attention: Mr J.J.B.M. Hengst
                             P.O. Box 7301
                             1007 JH  Amsterdam
                             faxnumber: 00-31-20-6769 326

A party may change its address for the purpose of this Agreement by giving notice of such change to the other pursuant to the provisions of this paragraph. Any notice, demand or other communication sent by mail shall be deemed to have been received by the party to whom it was sent at the end of the day shown as the day of receipt on the return receipt sent with the same. Any notice, demand or other communication sent by hand delivery shall be deemed, in the absence of proof of the contrary, to have been received when delivered. Any notice, demand or other communication sent by telefax shall be deemed, in the absence of proof of the contrary, to have been received by the party to whom it was sent on the date of despatch.

15.7 Each party will promptly and duly execute and deliver to the other party such documents and assurances and take such further action as such other party may from time to time reasonably request in order to carry out more effectively the intent and purpose of this Agreement.

15.8 This Agreement may not be amended, nor may the provisions of this Agreement be waived, except by written instruments signed by the party to be bound thereby.

15.9 It is expressly understood and agreed that if a court of competent jurisdiction holds any provision of this Agreement to be invalid, illegal or unenforceable, the remainder of this Agreement shall continue to be fully effective, operative and enforceable, save to the extent that such remainder would clearly no longer meet the intentions, on the date hereof, of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

WELLMAN B.V.

/s/ Keith R. Phillips
----------------------------
By:  Keith R. Phillips
Title:  Authorized Representative


AKZO NOBEL FIBERS B.V.

/s/  L. Janse                            /s/ M. A. Menalda
-----------------------------            -----------------------------
By:  L. Janse                            By:  M. A. Menalda
Title:  Authorized Representative        Title:  Authorized Representative

                                                          23 August 1996



Akzo Nobel Fibers B.V.
Attn.  Mr M.A. Menalda
P.O. Box 9300
6800 SB ARNHEM



Dear Mr Menalda,

Agreement for the Sale and Purchase of a Business between Akzo Nobel Fibers B.V. ("Akzo Nobel") and Wellman B.V. ("Wellman") dated 22 December 1995 (the "S&P Agreement")

PET Resin Supply Agreement between Akzo Nobel and Wellman dated 28 December 1995 (the "PET Agreement")

Based on extensive discussions the parties hereby agree as follows:

1. In Article 2.1 of the PET Agreement the figure for the Year 1996 of 37,000 Tons, as revised to 36,600 Tons in the letter of 9 July, 1996 shall be further revised to 34,600 Tons.

2. (a) During 1997 Wellman shall continue to be entitled under Paragraph 7 of the letter agreement between Wellman and Akzo Nobel N.V. dated 1996-07-09 to require Akzo Nobel to supply Wellman with 400 additional Tons of Product without any Fixed Charge being payable.

    (b) During the Years 1997 and 1998 Akzo Nobel may request Wellman, upon 90 days written notice, to accept delivery of Product additional to that specified in Article 2.1. of the PET Agreement, provided that the total amount of additional Product under this paragraph and paragraph (c) below does not exceed 2,000 Tons during such two Year period. Wellman shall not be obligated to accept any such additional Product, but shall respond within 30 days.

    (c)  If Wellman requests all of the additional Product available under
    (a) above and Akzo Nobel delivers it to Wellman, during the Years 1997 and 1998 Wellman may request Akzo Nobel, upon 90 days, written notice, to deliver further Product additional to that specified in Article 2.1. of the PET Agreement, provided that the total amount of additional Product under this paragraph and paragraph (b) above does not exceed 2,000 Tons during such two Year period. Akzo Nobel shall not be obligated to deliver any such additional Product, but shall respond within 30 days.

    (d) If Wellman does accept or request additional Product under (b) and/or (c) above, and Akzo Nobel delivers it to Wellman, Wellman shall be required to pay the Fixed Charge in respect thereof. These additional volumes in 1997 and 1998 are valid for D04 300 (Q) for which in 1995 a

    Fixed Charge of six hundred Netherlands Guilders (NLG 600) per ton applied. In respect of Product to which a different Fixed Charge applies, the volume of Product or the fee will be adjusted accordingly. Wellman shall advise Akzo Nobel in the applicable Delivery Schedule as outlined in Article 2.4 of the PET Agreement as to what Product it wishes to accept delivery of in order to satisfy its requirements with regards to these additional volumes.

   (e) If Wellman accepts or requests the 2,000 Tons of additional Product available under (b) and/or (c) above, Akzo Nobel's obligations under
    Article 4 of the PET Agreement shall continue to apply.

3. Article 14.10 of the PET Agreement shall be amended to read as follows:

   (a) In the event of a reduction in European market demand for packaging resin products of at least 20% (the percentage reduction being the "Reduced Demand Percentage") over at least a 3 month period (calculated by averaging the months) starting no earlier than 1 November 1996 (the actual period being the "Reduced Demand Period") compared to the average market demand therefor in the preceding 12 month period (starting no earlier than 1 November 1995), Wellman may by written notice to Supplier elect that Wellman's obligation to purchase quantities of Product set out in Article 2.1 for certain months following notification be reduced by
    (b) below, provided that with such notice Wellman furnishes Supplier with convincing evidence of such reduction in market demand. The parties agree that in any event furnishing data published by A.C. Fiduciare (more commonly known as "FIDES") for "sales to customers" of rigid containers shall constitute "convincing evidence" of "European market demand for packaging resin products".

    The Reduced Demand Period can only include a period in 1996 if the period in 1996 equals at least 90% of the volume for the corresponding period in 1995.

   (b) if Wellman makes the election in (a) above, Wellman's obligation to purchase the quantities of Product set out in Article 2.1 shall be reduced by the Reduced Demand Percentage for a "Reduced Take Period" equal to the number of months in the Reduced Demand Period which fall during 1997 & 1998.

   (c) Each Reduced Take Period shall be taken as soon as reasonably practicable after Wellman has made its election under (a) above giving consideration to Akzo's production scheduling.

   (d) If Wellman makes an election under (a) above, any month included in the relevant Reduced Demand Period may not form part of any subsequent Reduced Demand Period pursuant to a subsequent election by Wellman under
    (a) above.

4. The parties agree that Article 5.4 of the PET Agreement shall not apply to 1996 provided that for 1996 Wellman complies with Article 5.6 thereof.

5. The parties agree that the Working Capital as defined in the S&P Agreement shall be NLG 67,070,288. Pursuant to Article 5.4(b) of the S&P Agreement the Basic Purchase Price shall therefore be increased by NLG 47,070,288.

Concurrent with signature of this letter, Akzo Nobel shall sign and deliver to Wellman and Moret Ernst & Young a Letter of Representation in the agreed form.

For the avoidance of further doubt, Articles 5.5 and 5.6 of the S&P Agreement (regarding Trade Receivables) shall remain in effect.

6. This letter shall not affect any of Wellman's or Akzo Nobel's rights under any representation or warranty made by either Wellman or Akzo Nobel in the S&P Agreement.

7. In all other respects, the S&P Agreement and the PET Agreement will remain unchanged. In the event of any conflict between the provisions of this letter and any provision of the S&P Agreement or the PET Agreement or any agreement made in furtherance thereof, the provisions of this letter shall prevail. For the avoidance of doubt, it is hereby confirmed that Wellman's and Akzo Nobel's right pursuant to the above paragraphs will not be affected by any subsequent variation or application of the PET Agreement or the S&P Agreement.

Unless otherwise specified, capitalized terms used above shall have the meanings assigned to them in the S&P Agreement or the PET Agreement, as appropriate.

If you agree with the above, please have the enclosed copy of this letter duly signed on behalf of Akzo Nobel.

Yours faithfully,

Wellman B.V.

/s/  Keith R. Phillips
----------------------------
Name:  Keith R. Phillips
Title:  Authorized Representative

For agreement by Akzo Nobel Fibers B.V.:

/s/  Lourens                        /s/ Menalda
-------------------------------     -------------------------------
Name:  Lourens                      Name:  Menalda
Title: Authorized Representative    Title:  Authorized Representative


                                     3